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                                                                   Exhibit 99.11



                                            February 20, 2002



ABN AMRO Funds
161 North Clark Street
Chicago, Illinois  60601

Ladies and Gentlemen:

         We are acting as counsel for the ABN AMRO Funds, a Delaware business trust (the "Trust"), in connection with the Trust's filing of a registration statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission covering the issuance of shares of beneficial interest, no par value (the "Shares") in the ABN AMRO/TAMRO Small Cap Fund (Class N Shares) (the "Acquiring Fund"), pursuant to the proposed reorganization of the series of shares of the ABN AMRO/Chicago Capital Small Cap Value Fund (Class N Shares) (the "Selling Fund"), as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and between the Acquiring Fund and the Selling Fund as filed with the Registration Statement (the "Agreement").

         As counsel to the Trust we have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Trust's Trust Instrument and the Certificate of Trust, dated September 8, 1993 and filed on September 10, 1993, as amended by the Certificate of Amendment dated February 25, 1998 and filed on March 3, 1998, and the Certificate of Amendment dated September 10, 2001, and the Trust's By-Laws dated September 10, 1993, as amended March 18, 1999, are presently in full force and effect and have not been amended in any respect except as provided above, and that the resolutions adopted by the Board of Trustees of the Trust on January 19-21, 2002 and a Written Consent dated September 20, 2001, relating to organizational matters, securities matters and the issuance of the Shares described in the Registration Statement are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a Delaware business trust validly existing under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Acquiring Fund; and (b) presently and upon such further issuance of the Shares in accordance with the Trust's Trust Instrument and the receipt by the Trust of a purchase price not less than the net asset value per Share and when the pertinent

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VEDDERPRICE


ABN AMRO Funds
February 20, 2002
Page 2




provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have been complied with, and assuming that the Trust continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,




                                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ



COK
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